Exhibit 99.1

News
KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	David Reavis
	216.689.0520	216.471.2886
	Vernon_Patterson@KeyBank.com	David_Reavis@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE

KEYCORP TO REDEEM TRUST PREFERRED SECURITIES

CLEVELAND, Aug. 2 – KeyCorp (NYSE: KEY) announced today that it has submitted a redemption notice to the property trustee for each trust listed below, which will result in the redemption of the trust preferred securities identified below on the redemption date specified for each security.

These redemptions are consistent with an updated capital plan submitted to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) on June 10, 2011, which provided for one additional capital action related to the redemption of certain trust preferred securities. On August 1, 2011, the Federal Reserve informed us that it had no objection to our updated capital plan. The redemptions will be funded with existing available cash.

Trust	Security	Principal Amount	CUSIP	Redemption Date
KeyCorp Capital V	5.875% Trust Preferred Securities	$115,454,125	49327J200	9/1/2011
KeyCorp Capital VI	6.125% Trust Preferred Securities	$54,591,475	49327K207	9/1/2011
KeyCorp Capital VIII	7% Enhanced Trust Preferred Securities	$171,063,250	49327C205	9/1/2011
Union State Capital Trust I	9.580% Capital Securities	$20,000,000	908470AC1	9/1/2011

The holders of trust preferred securities for Union State Capital Trust I will receive 102.874% of the principal amount.

“The action we are announcing today to redeem certain trust preferred securities is part of our overall capital and liability management strategy, “ said Chairman and Chief Executive Officer Beth Mooney. “Key’s strong tier 1 common capital and the changing treatment of trust preferred securities as qualifying tier 1 capital under Dodd-Frank and the Basel III proposals make this decision appropriate at this time.”

Mooney continued: “All of the securities called for redemption today were callable under their existing arrangements. We will continue to evaluate other securities for redemption when appropriate.”

About KeyCorp

Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $89 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/aboutkey.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011, each of which has been filed with the SEC and are available on Key’s website at www.Key.com/IR and on the SEC’s website at www.sec.gov. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.